EXHIBIT 23.2

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Current Report on Form 8-K of Broadvision, Inc. dated April 14, 2000 of our report dated May 13, 1998 with respect to the consolidated financial statements of Interleaf, Inc. as of and for the two years ended March 31, 1998 incorporated by reference in its Annual Report (Form 10-K) for the year ended March 31, 1998.

/s/ Ernst & Young LLP

Boston, Massachusetts
April 28, 2000